UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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FARO Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FARO TECHNOLOGIES, INC.

125 Technology Park

Lake Mary, Florida 32746

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2008

To our shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of FARO Technologies, Inc. on May 13, 2008, at 10:00 a.m., Eastern time at our headquarters, 125 Technology Park, Lake Mary, Florida, 32746. At the meeting, the shareholders will vote on the following matters:

1.	The election of four directors to the Board of Directors, one to serve a two-year term expiring at the Annual Meeting of Shareholders in 2010 and three to serve a three-year term expiring at the Annual Meeting of Shareholders in 2011.

2.	Any other business that may properly come before the meeting and any postponements or adjournments of the Annual Meeting.

Holders of record of FARO common stock at the close of business on April 14, 2008, are entitled to vote at the meeting.

Your vote is important, no matter how many shares you own, and we urge you to submit your proxy as soon as possible. Even if you plan to attend the Annual Meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

Thank you for your continued support.

By Order of the Board of Directors

April 16, 2008	JAY W. FREELAND
President and Chief Executive Officer

FARO TECHNOLOGIES, INC.

125 Technology Park

Lake Mary, Florida 32746

PROXY STATEMENT FOR

2008 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxy on behalf of the Board of Directors of FARO Technologies, Inc. (the “Company”) for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 13, 2008 at 10:00 a.m., Eastern time, at the Company’s headquarters, 125 Technology Park, Lake Mary, Florida, 32746, and at any adjournment or postponement of the Annual Meeting. The Company’s telephone number at that address is (407) 333-9911.

This Proxy Statement and the accompanying proxy, together with the Company’s Annual Report to Shareholders, were first sent to shareholders entitled to vote at the Annual Meeting on or about April 14, 2008.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. A brief report by members of management on the Company’s 2007 performance will follow the Annual Meeting.

Who is entitled to vote?

Holders of our common stock outstanding as of the close of business on April 14, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he or she held on the Record Date.

Who can attend the Annual Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, shares held in a stock brokerage account or by a bank or other holder of record), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting. Shareholders also must present a form of personal photo identification to be admitted to the meeting.

What constitutes a quorum?

A quorum of shareholders is necessary to hold a valid shareholders meeting. A majority of the 16,717,854 shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by proxy cards either marked “ABSTAIN” or returned with or without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied.

Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or “broker non-votes” will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes for or against any proposal and will not otherwise affect the voting. A “broker non-vote” occurs when a bank, broker, other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your bank, broker, or other holder of record may represent your shares at the meeting for purposes of obtaining a quorum. Your bank, broker, or other holder may vote your shares in its discretion on routine matters such as Proposal 1—Election of Directors even if the record holder does not receive voting instructions from you. The record holder of shares that you own in street name may not vote on any other proposals absent voting instructions from you. Without your instructions, a broker non-vote will occur.

Any shares not voted, whether due to abstentions or because they constitute broker non-votes, will not affect the election of directors and are not counted for purposes of the election of directors.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

Shareholders who own shares registered directly with the Company’s transfer agent on the close of business on the Record Date can appoint a proxy by mailing their signed proxy card in the enclosed envelope. Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with this proxy statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that the shareholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Company (to the attention of the Secretary) and voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. When a shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications.

What am I voting on?

You are voting on one proposal:

1. Election of one director for a two-year term that expires at the Annual Meeting of Shareholders in 2010 and three directors for a three-year term that expires at the Annual Meeting of Shareholders in 2011, with the following as the Board’s nominees:

•	John Donofrio—two-year term that expires at the Annual Meeting of Shareholders in 2010;

•	Stephen R. Cole—three-year term that expires at the Annual Meeting of Shareholders in 2011;

•	Jay W. Freeland—three-year term that expires at the Annual Meeting of Shareholders in 2011; and

•	Marvin R. Sambur, Ph.D.—three-year term that expires at the Annual Meeting of Shareholders in 2011;

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” these nominees. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

What are the Board’s recommendations?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of the nominee for director with a two-year term expiring at the Annual Meeting of Shareholders in 2010 and the three nominees for director with three-year terms expiring at the Annual Meeting of Shareholders in 2011.

What vote is required to approve the proposal?

A plurality of the votes cast is required for the election of directors. That means that the four nominees for director receiving the greatest number of votes will be elected. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Co. will count the vote and will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests by calling (407) 333-9911 or by sending a written request addressed to the Company, Attention: Secretary, 125 Technology Park, Lake Mary, Florida, 32746. In addition, any shareholder who wants to receive separate copies of the proxy statement or the annual report to shareholders in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

Where can I find Corporate Governance materials for FARO Technologies?

The Code of Ethics for Senior Financial Officers, the Global Ethics Policy, and the Charters for the Audit, Operational Audit, Compensation, and Nominating Committees of the Company’s Board of Directors are published on the Corporate Governance page of the Company’s website at www.faro.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement.

How Can I Contact the Members of the Board?

Shareholders may communicate with the full Board or individual directors, by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 125 Technology Park, Lake Mary, Florida 32746. Such communications will be delivered directly to the directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends the following nominees for election as directors and recommends that each shareholder vote “FOR” the nominees.

The Board of Directors is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. The Board currently consists of nine members. Three directors have terms that expire at this year’s Annual Meeting, three directors have terms that expire at the 2009 Annual Meeting of Shareholders, and three directors have terms that expire at the 2010 Annual Meeting of Shareholders. Accordingly, three directors will be elected at the Annual Meeting to serve until their terms expire at the 2011 Annual Meeting of Shareholders (in each case, until their respective successors are elected and qualified).

In addition to the three directors whose terms expire at this year’s Annual Meeting, the Florida Business Corporation Act provides that any director elected by the Board of Directors to fill a vacancy on the Board must stand for re-election at the next meeting of the shareholders. John Donofrio was elected by the Board on January 31, 2008 to fill a vacancy created in the class of directors whose terms expire at the 2010 Annual Meeting of Shareholders when the Board increased the number of directors on the Board from eight to nine. Accordingly, Mr. Donofrio will be elected at the Annual Meeting to serve for a two-year term or until his successor is elected and qualified.

The Company does not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee is unable or unwilling to serve as a director, the shares represented by all valid proxies will be voted by the persons designated as proxies for the election of such other person as the Board may nominate.

Three of the nominees for director, Mr. Stephen Cole, Mr. Jay Freeland, and Dr. Marvin Sambur currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2011 Annual Meeting of Shareholders. One of the nominees for director, Mr. John Donofrio, currently is a director of the Company and is proposed to be elected at the Annual Meeting to serve until the 2010 Annual Meeting of Shareholders. The remaining five directors will continue to serve as members of the Board for the terms set forth below. Mr. D’Amours has notified the Company that he does not intend to stand for re-election at the 2009 annual shareholders meeting. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), meaning that the four nominees receiving the highest number of affirmative votes of the votes represented at the Annual Meeting will be elected as directors. Proxies solicited by the Board will be voted “FOR” the following nominees unless a shareholder specifies otherwise.

The names, ages, and principal occupations for at least the past five years of each of the directors and nominees and the names of any other public companies of which each is presently serving as a director are set forth below:

Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires
John Donofrio	46	2008	2010
Stephen R. Cole	56	2000	2011
Jay W. Freeland	38	2006	2011
Marvin R. Sambur, Ph.D.	62	2007	2011

John Donofrio has served as a director of the Company since January 2008. Mr. Donofrio has served as Visteon’s Senior Vice President, General Counsel and Chief Compliance Officer since 2005. Before joining

Visteon, Mr. Donofrio served as Vice President and General Counsel for Honeywell Aerospace, a position he held upon his 2000 promotion from Vice President, Intellectual Property and Deputy General Counsel of Honeywell International. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996.

Stephen R. Cole has been a director of the Company since 2000 and has served as lead director since 2005. Since 1975, Mr. Cole has been President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He is currently serving or has held positions as advisory committee member of various private and public companies, charitable and professional organizations, including H. Paulin & Co. Limited, Bosa Group, GPX International Tire Corporation, Enterprise Capital LP II, The Canadian Institute of Chartered Business Valuators, Quetico Foundation, Nature Conservancy of Canada (Ontario Division), UJA Federation and Foundation and past Chairman of Baycrest Centre for Geriatric Care.

Jay W. Freeland has served as President and Chief Executive Officer of the Company since December 2006. Mr. Freeland served as President and Co-Chief Executive Officer of the Company from January 2006 to December 2006, as President and Chief Operating Officer of the Company from November 2004 to January 2006, and as a director since February 2006. Mr. Freeland was president of his own consulting company from 2003 to 2004. Mr. Freeland began his career at General Electric (GE-NYSE) in their financial management program in 1991, spent four years on their corporate audit staff and served in financial, business development, strategic planning, sales and operational management roles of increasing responsibility until 2003. Mr. Freeland holds a Bachelor of Arts in Economics from Union College, Schenectady, New York.

Marvin R. Sambur, Ph.D. has served as a director of the Company since January 2007. Dr. Sambur started his career at Bell Laboratories in 1968 and later held top executive positions at ITT Corporation, including President and CEO of their defense group. In 2001, he was named and confirmed as the Assistant Secretary of the Air Force for Acquisition, where he was responsible for all Air Force research, development, and acquisition activities. Dr. Sambur serves on the Air Force Science Advisory Board and the National Academy of Science Board for the Department of Defense.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires
Simon Raab	55	1982	2009
Andre Julien	65	1986	2009
Hubert d’Amours	69	1990	2009
John E. Caldwell	58	2002	2010
Norman Schipper, O.C.	77	1982	2010

Simon Raab is a co-founder of the Company and has served as Chairman of the Board of Directors of the Company since its inception in 1982. Mr. Raab served as Chief Executive Officer of the Company from its inception in 1982 until January 2006, as Co-Chief Executive Officer from January 2006 until December 2006, and as President of the Company from 1986 until 2004. Mr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics with a minor in Biophysics from the University of Waterloo, Canada.

Andre Julien has been a director of the Company since 1986. Before his retirement in 2004, Mr. Julien served as President of Chemirco Chemicals, Inc., a privately held company in Toronto, Canada and as President of LAB Pharmacological Research International, a privately held company in Montreal, Canada. From 1969 until 1994, Mr. Julien was President and owner of Chateau Paints, Inc., a privately held coatings and paint manufacturer in Montreal, Canada. Mr. Julien is also a director of Eterna Trust, a privately held company in Quebec City, Canada, and Goodfellow Lumber, Inc., a public company in Montreal, Canada.

Hubert d’Amours has been a director of the Company since 1990. Since 1990, Mr. d’Amours has served as President of Montroyal Capital, Inc. and Capimont, Inc., two venture capital investment firms in Montreal, Canada. Mr. d’Amours also serves as a director of a number of privately held companies. Mr. d’Amours holds a Bachelor of Arts and Bachelor of Engineering from Montreal and McGill Universities.

John E. Caldwell has been a director of the Company since 2002. Mr. Caldwell has served since October 2003 as President and Chief Executive Officer of SMTC Corporation, a publicly held electronics manufacturing services company whose shares are traded on the Nasdaq Global Market and on the Toronto Stock Exchange. Mr. Caldwell has served as a director of SMTC since March 2003. Mr. Caldwell was the Chairman of the Restructuring Committee of the Board of Mosaic Group Inc., a marketing services provider from October 2002 to September 2003. Mr. Caldwell was a consultant to GEAC Computer Corporation Limited, a computer software company, from December 2001 to October 2002 and was President and Chief Executive Officer of GEAC from October 2000 to December 2001. Mr. Caldwell served in several roles with CAE Inc., a world leading flight simulation and training services company, from January 1988 to October 1999, including President and Chief Executive Officer from June 1993 to October 1999. Currently, he also serves on the board of directors of Advanced Micro Devices, Inc., IAMGOLD Corporation, Rothmans Inc., and SMTC.

Norman Schipper, Q.C. has been a director of the Company since its inception in 1982. Mr. Schipper attended the University of Toronto (B.A., Hons., 1951), University of Toronto Faculty of Law (LL.B., 1954), and Osgoode Hall Law School (1956). He was admitted to the bar in Ontario in 1956 and from 1962 until his retirement as Partner on December 31, 1997, Mr. Schipper was a Partner in the Toronto office of the law firm of Goodmans, LLP. Since 1998, Mr. Schipper has been Of Counsel to the firm. Mr. Schipper is past Chair of The Baycrest Centre for Geriatric Care and of The Baycrest Foundation and a Co-Chair of the Research Advisory Committee at Baycrest Centre for Geriatric Care. He also is a director of the Pine Bay Foundation, a foundation operating a camp for autistic and Tourette Syndrome children, serves on the Board of various private corporations, and is a director and Past Chair of the Board of Directors of the Ontario Region of the Nature Conservancy of Canada.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy forms intend to vote the shares subject to the proxy forms in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Bylaws specify. No shareholder has given written notice of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Bylaws specify.

CORPORATE GOVERNANCE AND BOARD MATTERS

Role and Composition of the Board of Directors

The Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. The Board selects the Chief Executive Officer and the Chief Financial Officer. The Board also acts as an advisor and counselor to senior management and monitors its performance. The Board also has the responsibility to plan for succession to the position of Chairman of the Board and Chief Executive Officer.

The Chairman of the Board currently is Simon Raab, one of the Company’s founders and its past Chief Executive Officer. Jay W. Freeland, the Company’s Chief Executive Officer, also is a director. The Board has determined that all other directors are independent. All Board committees consist only of independent directors. Effective in 2008, the non-employee Directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee Director is required to own shares of the Company’s common stock with an aggregate value of $100,000. The Company does not have arbitrary term limits on directors’ service, or a mandatory retirement age for directors.

The Chairman of the Board and the Chief Executive Officer set the agenda for Board meetings with input from the Company’s Lead Director. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting. Executive sessions or meetings of independent directors are held from time to time for a discussion of relevant subjects.

The Board has elected Stephen Cole, an independent director, to serve as the Lead Director. The Lead Director calls for and presides over executive sessions of the independent directors, provides input to Board meeting agendas, facilitates information flow and communication between the independent directors and the Chairman of the Board and the Chief Executive Officer, coordinates the activities of the other independent directors, and performs such other duties and responsibilities as the Board of Directors may determine.

Director Independence

The Board affirmatively determines the independence of each director and nominee for election as a director using Rule 4200 of the NASDAQ Marketplace Rules as a guide. Rule 4200 of the NASDAQ Marketplace Rules specifically excludes the following persons from the definition of independent director:

A. a director who is, or at any time during the past three years was, employed by the Company;

B. a director who accepted or who has a family member who accepted any compensation from the Company in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company, or (iii) benefits under a tax-qualified retirement plan or non-discretionary compensation (audit committee members are also subject to the additional, more stringent requirements of NASDAQ Marketplace Rule 4350(d));

C. a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

D. a director who is, or has a family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than

(i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

E. a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

F. a director who is, or has a family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board of Directors has determined that Norman Schipper, John Caldwell, Hubert d’Amours, Stephen Cole, Andre Julien, Marvin Sambur, and John Donofrio are “independent directors” because they satisfy the independence requirements of NASDAQ Marketplace Rule 4200 and, in the opinion of the Board of Directors, none of them has a relationship that will interfere with the exercise of independent judgment in carrying out the responsibilities of being director of the Company.

Based on these standards, the Board of Directors affirmatively determined that Mr. Freeland is not independent because he is the President and Chief Executive Officer of the Company and Mr. Raab is not independent because he was Co-Chief Executive Officer of the Company in 2006 and Chief Executive Officer prior to 2006.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors, by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 125 Technology Park, Lake Mary, Florida 32746. Such communications will be delivered directly to the Board (or the individual director(s)).

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy which is applicable to those officers as well as all of the Company’s employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available on the Company’s web site at www.faro.com.

Board Meetings and Committees

The Board of Directors held seven meetings during 2007. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served during 2007. The Board of Directors also took certain actions by unanimous written consent in lieu of a meeting. In addition, the independent directors met in executive session periodically in 2007. While the Company has not adopted a formal policy regarding Board attendance at annual shareholder meetings, all directors attended the 2007 Annual Meeting of Shareholders.

The Board of Directors has four standing committees: an Audit Committee (established in accordance with section 3(a)(58)(A) of the Securities Exchange Act, as amended), an Operational Audit Committee, a Compensation Committee, and a Nominating Committee. Each committee is comprised solely of non-employee directors, all of whom the Board has determined are independent under SEC and NASDAQ rules.

All the committees are comprised solely of non-employee, independent directors. Each of these committees has the responsibilities set forth in written charters. The table below shows current membership for each of the standing Board committees.

Audit Committee	Operational Audit Committee	Compensation Committee	Nominating Committee
John Caldwell*	John Caldwell*	John Caldwell	John Caldwell
Stephen Cole	Andre Julien	Stephen Cole*	Stephen Cole*
Hubert d’Amours	Marvin Sambur	Hubert d’Amours	Hubert d’Amours
		Andre Julien	Andre Julien
		Marvin Sambur**	Norman Schipper, Q.C.
Norman Schipper, Q.C.

*	Committee Chairman
**	Member since 2007

Audit Committee

The Audit Committee has three members and held six meetings during 2007. In addition to its formal meetings, members of the Audit Committee met in executive session periodically and separately with the Company’s auditors at each quarterly meeting during 2007. The Audit Committee reviewed the Company’s annual and quarterly financial statements and the Company’s periodic reports to the SEC before filing.

The Audit Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to SEC and NASDAQ rules, including NASDAQ rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under SEC rules.

The Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com by first clicking “Investors” and then “Corporate Governance.” The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:

•

Provide oversight regarding the accounting and financial reporting process, the system of internal control, the external and internal audit process, and the Company’s process for monitoring compliance with laws and regulations;

•	Review the independence and qualifications of the Company’s independent public accountants and the Company’s financial policies, control procedures and accounting staff;

•	Appoint and retain the Company’s independent public accountants;

•	Review and approve the Company’s financial statements; and

•	Review transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest.

Operational Audit Committee

The Operational Audit Committee has three members and met four times in 2007. The Operational Audit Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com by first clicking “Investors” and then “Corporate Governance.” As discussed in its charter, the Operational Audit Committee is responsible for reviewing the operational metrics of the Company. The Operational Audit Committee meets with department directors to review progress against goals as well as reports to the Board of Directors. The Operational Committee Meetings are regularly attended by other Board members.

Compensation Committee

The Compensation Committee has six members and held two formal meetings during 2007. In addition to its formal meetings, the Chairman and other members of the Compensation Committee met frequently throughout 2007 and the first quarter of 2008 among themselves, with its advisors, with the Chairman of the Board, and with the Chief Executive Officer in setting executive compensation for 2008, in making bonus and equity incentive awards in respect of individual and Company performance objectives and other compensation and employment matters.

The Compensation Committee acts under the terms of a written charter that is available on the Company’s website at www.faro.com by first clicking “Investors” and then “Corporate Governance.” As discussed in its charter, the Compensation Committee recommends the Company’s executive compensation policies and programs and endeavors to ensure they are aligned with FARO’s overall mission and vision. The Compensation Committee works with the Chairman of the Board and the Chief Executive Officer in evaluating the performance of all officers at the Vice President level and above and reviews and approves annually all compensation decisions (including setting the compensation for the upcoming year and making bonus and equity incentive awards for the prior year) relating to all officers at the Vice President level and above other than with respect to CEO compensation, which is set by the Compensation Committee independently. The Compensation Committee applies discretion, as is appropriate, in the determination of individual executive compensation packages to ensure compliance with FARO’s compensation policy objectives.

The Compensation Committee also reviews, and recommends to the full Board for its review and approval, the cash and equity compensation for non-employee directors, the Chairman of the Board, the Lead Director, and Board committee chairs. In addition, the Compensation Committee:

•	Oversees the Company’s option and equity incentive plans, including reviewing and approving equity grants to officers at the Vice President level and above;

•	Implements the Company’s management succession plan for the CEO position;

•	Advises on selection of certain executive officer positions with the Company;

•	Negotiates the terms of all executive severance and change of control benefits;

•	Reviews and discusses with management the Compensation Discussion and Analysis that is included in the Company’s proxy statement for its annual meeting of shareholders; and

•	Prepares the report of the Compensation Committee for inclusion in the Proxy Statement.

The Compensation Committee engaged Mercer in 2007 to conduct a review and competitive assessment of the Company’s executive compensation program, to assist the Company in its evaluation of executive and outside director compensation consisting of base salary, actual and target total cash compensation, and long-term equity incentives and assist in making such policy changes as were considered appropriate by the Compensation Committee. Compensation decisions for 2007 had the benefit of the consulting and the information provided by Pearl Meyer and those in 2008 including setting salary and target incentive compensation for such years and awarding non-equity incentive bonuses and equity incentive awards for performance in the prior year had the benefit of the consulting and information provided by Mercer.

Nominating Committee

The Nominating Committee has five members, including the committee chair, and held two formal meetings in 2007. The Nominating Committee unanimously recommended to the Board that John Donofrio be elected as a director, with Mr. Donofrio being elected by the full Board in January 2008. The Nominating Committee also unanimously recommended to the Board that Dr. Sambur, and Messrs. Donofrio, Cole, and Freeland be selected as the nominees for election to the Board at the 2008 Annual Meeting of Shareholders.

The Board engaged a search firm to assist in identifying potential independent Board candidates who possessed significant senior-level professional experience. During 2006, the search firm collected a list of potential candidates for the Board. The Board narrowed the list of potential candidates and then interviewed a variety of potential nominees. Dr. Sambur was identified as a director candidate through that process. Dr. Sambur interviewed separately with the Chairman, CEO and the Lead Director. Dr. Sambur then interviewed with the entire board. During 2007, the search firm again collected a list of potential candidates for the Board. The Board narrowed the list of potential candidates and then interviewed a variety of potential nominees. Mr. Donofrio was identified as a director candidate through that process. Mr. Donofrio interviewed separately with the Chairman, CEO and the Lead Director. Mr. Donofrio then interviewed with the entire Board.

The Nominating Committee’s written charter is available on the Company’s website at www.faro.com by first clicking “Investors” and then “Corporate Governance.” As discussed in detail in the charter, the Nominating Committee is responsible for selecting and recommending for approval by the Board director nominees and members and the chair of Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Nominating Committee also considers candidates for the Board recommended by current members of the Board or members of management. The Nominating Committee also will consider director candidates recommended by eligible shareholders.

The following minimum qualifications must be met by a director nominee to be recommended by the Nominating Committee:

•	Each director must display high personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•

Each director must be highly accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

Shareholders may recommend director nominees for consideration by the Nominating Committee by writing to the Nominating Committee, attention Chairman, 125 Technology Park, Lake Mary, Florida, 32746, together with appropriate biographical information concerning each proposed nominee.

Compensation Committee Interlocks and Insider Participation

During 2007, John Caldwell, Stephen Cole, Hubert d’Amours, Andre Julien, Marvin Sambur, and Norman Schipper served as members of the Compensation Committee. Each of these individuals is an independent director, and none of these individuals has been an officer or employee of the Company or has had any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. In addition, none of the Company’s executive officers serves or has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of April 1, 2008 (except as noted in the footnotes below) by each director, each director nominee, each named executive officer listed in the Summary Compensation Table, all of the directors and the current executive officers as a group, and each person known to the Company to own beneficially more than five percent of our common stock.

To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in care of FARO Technologies, Inc., 125 Technology Park, Lake Mary, Florida 32746.

Beneficial Ownership Table

Name of Beneficial Owner	Number of Shares	Percent
Simon Raab, Ph.D.(1)	1,120,562	6.7%
Jay W. Freeland(2)	108,373	*
Keith S. Bair(3)	4,830	*
John E. Townsley(4)	3,333	*
James K. West(5)	16,595	*
Hubert d’Amours(6)	6,467	*
Andre Julien(7)	50,373	*
Norman H. Schipper, Q.C.(8)	4,733	*
Stephen R. Cole(9)	16,826	*
John Caldwell(10)	13,641	*
Marvin R. Sambur, Ph.D.(11)	1,433	*
John Donofrio(12)	0	*
Franklin Resources, Inc.(13)	1,387,478	8.3%
Columbia Wanger Asset Management(14)	1,104,000	6.6%
Lord Abbett & Co. LLC(15)	1,063,649	6.4%
Barclays Global Investors, NA(16)	873,595	5.2%
All directors and executive officers as a group (12 persons)	1,347,166	8.0%

*	Represents less than one percent of the Company’s outstanding common stock.

(1)	Includes 904,041 shares held by Xenon Research, Inc., which is owned by Mr. Raab and his spouse.

(2)	Includes options to purchase (i) 50,000 shares at $24.35 per share, (ii) 40,000 shares at $19.38 per share and (iii) 13,333 shares at $24.36 that are currently exercisable. Does not include options to purchase 26,667 shares at $24.36 and 40,000 shares at $31.06 that are not exercisable within 60 days.

(3)	Does not include options to purchase 6,600 shares at $31.06 that are not exercisable. Does not include 7,567 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days.

(4)	Includes options to purchase 3.333 shares at $33.21 that are exercisable within 60 days. Does not include options to purchase (i) 6,667 shares at $33.21 per share and (ii) 7,400 shares at $31.06 per share that are not exercisable within 60 days. Does not include 5,000 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days.

(5)	Includes options to purchase (i) 6,900 shares at $27.40 per share (ii) 3,963 shares at $22.28 per share and (iii) 4,025 shares at $24.36 that are currently exercisable. Does not include options to purchase 8,050 shares at $24.36 per share and 9,100 shares at $31.06. Does not include 3,313 restricted stock units that represent a contingent right to receive one share of common stock per restricted stock unit that will not vest within 60 days.

(6)	Includes options to purchase (i) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 2,067 shares of restricted common stock that have vested and 1,400 shares of restricted common stock that will vest within 60 days. Does not include 2,933 shares of restricted common stock that have not vested and will not vest within 60 days.

(7)	Includes options to purchase (i) 3,000 shares at $4.88 per share, (ii) 3,000 shares at $3.13 per share, (iii) 3,000 shares at $2.57 per share, (iv) 24,000 shares at $2.49 per share, (v) 3,000 shares at $4.42 per share, and (vi) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 2,067 shares of restricted common stock that have vested and 666 shares of restricted common stock that will vest within 60 days. Does not include 2,707 shares of restricted common stock that have not vested and will not vest within 60 days.

(8)	Includes options to purchase (i) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 233 shares of restricted common stock that have vested and 1,400 shares of restricted common stock that will vest within 60 days. Does not include 2,933 shares of restricted common stock that have not vested and will not vest within 60 days.

(9)	Includes options to purchase (i) 3,000 shares at $2.57 per share, (ii) 3,000 shares at $4.42 per share, and (iii) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 2,067 shares of restricted common stock that have vested and 1,400 shares of restricted common stock that will vest within 60 days. Does not include 2,933 shares of restricted common stock that have not vested and will not vest within 60 days.

(10)	Includes options to purchase (i) 3,000 shares at $1.61 per share, (ii) 3,000 shares at $4.42 per share, and (iii) 3,000 shares at $21.56 per share that are exercisable currently or within 60 days. Also includes 2,067 shares of restricted common stock that have vested and 1,400 shares of restricted common stock that will vest within the next 60 days. Does not include 2,933 shares of restricted common stock that have not vested and will not vest within 60 days.

(11)	Includes 1,133 shares of restricted common stock that are vested or will vest within 60 days. Does not include 2,267 shares of restricted common stock that have not vested and will not vest within 60 days.

(12)	Does not include 3,400 shares of restricted common stock that have not vested and will not vest within 60 days.

(13)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 4, 2008 by such shareholder. The shareholder’s address is One Franklin Parkway, Building 920, San Mateo CA 94403. The filing reports sole voting and dispositive power with respect to all such shares as follows:

The shares are held by one or more open-or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients.

(14)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2008 by such shareholder. The shareholder’s address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The filing reports that such shareholder, by and through its institutional investment manager(s), has sole voting and dispositive power with respect to 1,104,000 shares of Company’s common stock.

(15)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 by such shareholder. The shareholder’s address is 90 Hudson Street, Jersey City, NJ 07302. The filing reports that such shareholder, by and through its institutional investment manager(s), has sole voting and dispositive power with respect to 1,063,649 shares of Company’s common stock.

(16)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008 by such shareholder. The shareholder’s address is 45 Fremont Street, San Francisco, California 94105. The filing reports that such institution, by and through its parent–subsidiary relationship to Barclays Global Investors, NA (387,980 shares), Barclays Global Fund Advisors (468,703 shares), and Barclays Global Investors, Ltd. (16,912 shares), after eliminating double counting as a result of shared investment or voting discretion, may be deemed to have beneficial ownership to the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2007, the Company’s directors and officers, and the beneficial owners of more than ten percent of the Company’s common stock filed with the Securities and Exchange Commission on a timely basis all required Forms 3, 4 and 5 pursuant to Section 16(a) of the Securities Exchange Act of 1934 except as follows: Mr. Sambur’s initial reporting on a Form 3; the grant of restricted stock on a Form 4 for Mr. Sambur, Mr. Bair, and Mr. Freeland; the reporting an option exercise on a Form 4 for Mr. Raab; and a Form 4 reporting a sale of stock by Mr. Schipper. Each of these forms subsequently was filed. In providing this information, the Company has relied on the written representations of its directors, officers, and greater than ten percent beneficial owners as well as copies of the reports they have filed with the Securities and Commission. [To be updated]

EXECUTIVE OFFICERS

The following table provides information regarding key management personnel and executive officers that are not identified under Proposal 1—Election of Directors:

Name	Age	Principal Position
Keith S. Bair	52	Senior Vice President and Chief Financial Officer
Robert P. Large	58	Senior Vice President and Managing Director for Asia/Pacific
Siegfried K. Buss	42	Senior Vice President and Managing Director for Europe
David J. Morse	34	Senior Vice President and Managing Director for the Americas
John E. Townsley	43	Senior Vice President of Human Resources
James K. West	55	Senior Vice President of Engineering and Chief Technology Officer

Keith S. Bair has served as Senior Vice President and Chief Financial Officer of the Company since October 2006. From August 2006 through October 2006, Mr. Bair served as the Company’s Interim Chief Financial Officer and from March 2006 to August 2006 as Director of Accounting. Prior to joining FARO, Mr. Bair was Vice President of Finance and Controller at Xytrans, Inc. from August 2004 through March 2006. He also served as Chief Financial Officer and Controller of Stromberg, LLC from June 2002 through August 2004, and from December 1998 through December 2000, and as a Staff Accountant in the Division of Corporation Finance with the U.S. Securities and Exchange Commission from January 2001 through June 2002. Mr. Bair also served as Controller at Gencor Industries from October 1997 through June 1998 and Controller at Arrow International from April 1984 through September 1997. Mr. Bair has an MBA and a bachelor’s degree in accounting from Lehigh University in Bethlehem, PA, is a CPA and also served in the United States Navy.

Robert P. Large has served as Senior Vice President and Managing Director of Asia/Pacific since June 2005 until his retirement in March 2008. He previously served as Vice President of Sales from June 2001 until June 2005. Prior to that, Mr. Large was Vice President of Sales of the Hill—Rom Company, a division of Hillenbrand Industries, Batesville, Indiana (HB-NYSE). Mr. Large has held upper management positions in sales and marketing with Hillenbrand, as well as Biomet Corp. (BMET-NASDAQ), OEC Co., and AHS Corp. Mr. Large holds a Bachelor of Business Management degree from Baldwin—Wallace College, Berea, Ohio and attended New England School of Law, Boston, Massachusetts and Western New England School of Law, Springfield, Massachusetts.

Siegfried K. Buss, a co-founder of CATS GmbH, a predecessor of Europe, the Company’s principal subsidiary in Europe, has served as Senior Vice President and Managing Director of Europe since February 2006. He previously served as Co-managing Director of FARO Europe from May 1998 until February 2006. Prior to that, Mr. Buss was Managing Director of CATS GmbH.

David J. Morse has served as Senior Vice President and Managing Director of the Americas since January 2007. He previously served as Divisional Vice President of Sales for the Americas from July 2005 until January 2007. Prior to that, Mr. Morse served as Regional Sales Manager from November 1999 until July 2005. Mr. Morse holds a Bachelor of Science from the University of North Texas.

John E. Townsley has served as Senior Vice President of Human Resources since May 2007. He previously served as Vice President Human Resources and Administration for Balfour Beatty, Inc., an operating unit of Balfour Beatty, plc London (FTSE) from June 2003 to May 2007. Prior to that, Mr. Townsley was Vice President Human Resources of Cardinal Packaging Services, a division of Cardinal Health, Dublin, Ohio (CAH–NYSE). He also held positions with Danaher Corporation (DHR–NYSE) and Emerson Electric (EMR–NYSE). Mr. Townsley holds a Bachelor of Science in Management from Murray State University, Murray, Kentucky.

James K. West has served as Senior Vice President and Chief Technology Officer since January 2008 and Senior Vice President of Integrated Engineering for the Company since January 2007. He previously served as Senior Vice President and General Manager of the Laser Division from January 2005 until January 2007. Prior to that, Mr. West served as Vice President of Engineering and General Manager from January 2002 until January 2007. Mr. West holds a Bachelor of Science in Electrical Engineering from Kettering University and a Master of Science in Electrical Engineering from the University of Illinois.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Business Context

With more than 16,000 installations and 7,400 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models—or to perform evaluations against an existing model—for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites. FARO requires an executive leadership team who reflect FARO’s culture and values. They must be experienced and entrepreneurial in order to successfully execute business strategy and create shareholder value.

Executive Compensation Objectives and Philosophy

The primary objective of the Compensation Committee is to ensure the philosophy and operation of FARO’s compensation policy reinforces FARO’s culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of the Company’s and the shareholders (“Compensation Objectives”). The Compensation Committee ensures total compensation relating to the CEO, the named executive officers and all other Vice President and above level employees is fair, reasonable and competitive.

FARO’s executive compensation program includes a significant performance-based component as well as a substantial emphasis on equity-based long-term incentives.

The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s Charter can be found on the Company’s website at www.faro.com. The Compensation Committee’s duties and responsibilities include, among others:

•

Reviewing and approving on an annual basis corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending to the Board the overall compensation levels for the CEO based on such evaluation;

•

Reviewing and approving the annual base salaries, annual incentive opportunities and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President level employees;

•

Reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity- based programs for all levels of employees;

•

Monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits; and

•	Reviewing and recommending any proposed changes in director compensation to the Board.

Role of the Compensation Consultant

The Compensation Committee has the authority to retain consultants to obtain advice and assistance from external legal, accounting or other advisors, at the Company’s expense. The Compensation Committee has engaged Mercer, an independent human resources and compensation consulting company, in 2007 to conduct a review and competitive assessment of the Company’s executive compensation program, to assist the Company in its evaluation of executive and outside director compensation consisting of base salary, actual and target total cash compensation, and long-term equity incentives and assist in making such policy changes as were considered appropriate by the Compensation Committee. In this role, it also reviewed and analyzed the executive compensation program as to its effectiveness, that it was competitive and that it provides reasonable compensation ranges at appropriate levels. Mercer reported directly to the Compensation Committee and the Compensation Committee provided direction to Mercer in terms of the scope of services requested. The Compensation Committee has the sole authority to approve Mercer’s fees and the other terms and conditions of the engagement.

Role of the Executive Officers in Compensation Decisions

Executive officers also play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to them, which may include other executive officers. Throughout the year, each executive officer’s performance is reviewed and evaluated against their performance goals. The Company conducts a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes each executive conducting a final performance review for each of their direct reports. Based on those reviews, the executive officers recommend to the CEO any equity and non-equity based awards for the prior year and annual compensation adjustments for the current year for their direct reports.

The CEO similarly reviews and evaluates his direct reports, which include other Named Executive Officers (“NEO’s”). The CEO also reviews and evaluates the recommendations made with respect to other executive officers and makes any modifications that he deems appropriate. The CEO then recommends to the Compensation Committee annual compensation adjustments for all other executive officers.

Benchmarking

The Compensation Committee reviews and analyzes the executive compensation program to verify that it provides reasonable compensation ranges at appropriate levels and remains competitive and effective. The Compensation Committee has engaged Mercer to assist in this review and evaluation. In order to compare the Company’s compensation programs against programs administered by companies with whom we compete for talent, we have developed the following criteria to identify a peer group for benchmarking purposes:

•	Annual revenues between $100 and $400 million

•	Market capitalization between $300 and $650 million

•	Operating model whereby business is conducted globally

•	Focus on high growth and highly profitable companies of comparable size

•	Focus on testing and measurement companies

Based on these criteria, the following twenty (20) companies were used as the peer group for reviewing compensation levels and program designs for the Company’s NEO’s:

•	MTS SYSTEMS CORP (MTSC)

•	GSI GROUP INC (GSIG)

•	OHU INC (COHU)

•	COGNEX CORP (CGNX)

•	LTX CORP (LTXX)

•	MEASUREMENT SPECIALTIES INC (MEAS)

•	IXIA (XXIA)

•	ZYGO CORP (ZIGO)

•	KEITHLEY INSTR INC (KEI)

•	STRATASYS INC (SSYS)

•	OYO GEOSPACE CORP (OYOG)

•	STEC INC (STEC)

•	CABOT MICROELECTRONICS CORP (CCMP)

•	SILICON IMAGE INC (SIMG)

•	MATTSON TECHNOLOGY INC (MTSN)

•	INTEVAC INC (IVAC)

•	PARK ELECTROCHEMICAL CORP (PKE)

•	BEL FUSE INC (BELFB)

•	SEMITOOL INC (SMTL)

•	DSP GROUP INC (DSPG)

In order to better understand any unique compensation considerations or practices for employees outside the US, the Compensation Committee also directed Mercer to provide benchmark data for select positions in the European and Asia Pacific regions. Mercer relied upon published compensation data for the evaluation of these positions.

When setting compensation levels, the Compensation Committee reviews and evaluates the complete compensation package and resulting pay mix to ensure alignment with the Compensation Committee objectives. The Compensation Committee utilizes the information provided by Mercer as a general guideline to create an overall compensation package. The Compensation Committee does not target compensation levels to any specific percentile derived from the peer group.

Executive Compensation Components

For 2007, the primary components of compensation for the named executive officers were:

•	Base salary;

•	Short-term incentives; and

•	Long-term incentives

Base Salary

Base salaries recognize experience, expertise, level of responsibility, seniority, leadership qualities, advancement, individual accomplishment, compensation levels of comparable positions within our peer group, and other significant contributions to the success of the Company. The Compensation Committee establishes base salaries for the Company’s executive officers (other than the CEO) based upon the factors listed above together with the prior performance review conducted by the CEO and on the CEO’s recommendations, which are presented to the Compensation Committee for approval or modification. In February 2007, the Compensation Committee approved the following percentage increase in base salaries for 2007:

Name	2006 Base Salary	2007 Base Salary	Increase
Jay W. Freeland(1)	$335,000	$360,000	7.5%
Keith S. Bair(2)	$200,000	$200,000	—
John E. Townsley(3)	—	$250,000	—
James K. West	$210,000	$231,000	10.0%

(1)	Mr. Freeland transitioned from President and Co-Chief Executive Officer to President and Chief Executive Officer in December 2006.

(2)	Mr. Bair was hired in March 2006 and transitioned from Interim Chief Financial Officer to Chief Financial Officer in October 2006.

(3)	Mr. Townsley was hired in May 2007.

Short-term Incentives

The Company’s short-term incentive opportunities provide all management employees, including executive officers, the opportunity for additional cash compensation based primarily on the Company’s annual revenue and earnings growth and achievement of the Company’s gross margin targets. The factors determining the payout are established based upon goals established by the Compensation Committee and management at the beginning of the year. The short term incentive program has both financial and strategic objectives and includes our publicly stated goals of 20%-25% sales growth and gross margins in the range of 57%-60%. These metrics are designed to align with shareholders interests and require the Company to function well in order to attain. The Compensation Committee believes that the short-term incentive plan creates a strong linkage between company performance and executive rewards.

Annual short-term cash incentive compensation is expressed as a percentage of each participant’s base salary (the “short-term cash incentive percentage achieved”). Named executive officers (other than the CEO) are eligible to receive up to 40% of their base salaries, and the CEO is eligible to receive up to 50% of his base salary, in addition to a discretionary bonus, as their respective target award opportunities. The Compensation Committee assigns equal weighting to the (i) financial performance and (ii) a combination of strategic and operational performance. Financial performance criteria include sales growth, gross margins, and earnings growth. The combination of strategic and operational criteria include product quality, delivery, staff development, and cost reductions as well as individual personal performance for an executive officer based upon goals and objectives established at the beginning of the year.

The following table provides the actual short-term incentive awards approved by the Compensation Committee for each Named Executive Officer, expressed as a dollar amount as well as a percent of each executive’s target award opportunity:

Name	2007 Target Award (*)	2007 Actual Award	Actual as a % of Target
Jay W. Freeland(1)	$180,000	$200,000	111.1%
Keith S. Bair	$80,000	$76,000	95.0%
John E. Townsley(2)	$65,000	$59,000	91.0%
James K. West	$84,000	$83,160	99.0%

(1)	The 2007 award for Mr. Freeland includes a $20,000 discretionary bonus. See “Chief Executive Officer Compensation” discussion.

(2)	This award was prorated as of Mr. Townsley’s hire date.

(*)	Target award amounts are based on the base salaries approved by the compensation committee in February 2007 and will differ from the Base Salary amounts presented in the Summary Compensation Table, which lists amounts actually earned from January 1 through December 31, 2007. Under the Company’s short-term incentive plan, depending upon performance, executives have the opportunity to earn incentive awards above targeted amounts.

Long-term Incentives

The compensation policy intends the broad-based stock option and restricted stock unit (RSU’s) award plan to attract, retain, engage and focus key employees for the long term and the realization of Compensation Objectives.

Grants to executives of equity incentive compensation are determined by the Compensation Committee and are designed to align a portion of the executive compensation package with the long-term interests of the Company’s shareholders. As equity incentives have evolved, the Company has changed the mix of these equity incentives from 100% stock options to a mix of options and RSU’s. Stock options are effective in promoting shareholder alignment and in holding executives accountable for generating shareholder return. RSU’s represent a commitment to issue actual shares of the Company’s common stock to the recipient and are a share-efficient means for retaining top talent and promoting a long-term share owner perspective. Mercer has advised that an increasing migration from all stock options to a mix of options and RSU’s is a market competitive practice within FARO’s peer group.

The Compensation Committee approves, upon management recommendation, stock option and restricted stock unit awards to eligible employees in amounts appropriate for each individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, and potential. The Compensation Committee also reviews and considers all prior outstanding equity awards in order to assess the performance and retention incentive strength of these awards.

Beginning in January 2007, the Compensation Committee established a policy to grant stock options and other equity incentives for current employees annually on the second business day following the release of the Company’s financial results for the preceding year, which usually occurs in late February or early March of each year. The annual grant of stock options and other equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release.

Beginning in January 2007, the Compensation Committee established a policy to grant stock options and other equity incentives for newly hired individuals on the date of hire.

The exercise price of all stock options is based on the closing price of the Company’s stock on the date of grant. The number of stock options granted by the Compensation Committee is determined by utilizing the Black-Scholes valuation model to convert a target dollar value into a number of stock options.

Stock options issued prior to 2008 vest annually in one-third increments over the three-year period following the date of grant and have a ten year term. Stock options issued in 2008 vest annually in one-third increments over the three-year period following the date of grant and have a seven year term.

RSU’s issued in 2007 and 2008 vest annually at the rate of one-third of the grant each year over the three-year vesting period multiplied by the short-term cash incentive percentage achieved by the individual in that year. Notwithstanding the foregoing regarding this vesting policy, the Compensation Committee, at its discretion, may reduce the amount of RSU’s to be vested based on its assessment of the individuals’ performance in that year. The number of RSU’s granted by the Compensation Committee is determined by converting a target dollar value into a number of RSU’s using the stock price at the time of determination.

In 2007, the Committee approved the following equity-based awards to each Named Executive Officer:

Name	Stock Options(1)	RSUs
Jay W. Freeland	40,000	—
Keith S. Bair	—	10,000
John E. Townsley(2)	10,000	—
James K. West	12,075	—

(1)	Stock options and RSU’s were issued as of March 5, 2007; stock options had an exercise price of $24.36, the closing price of the Company’s common stock on March 5, 2007.

(2)	Mr. Townsley joined the Company on May 14, 2007, on which date, pursuant to his offer letter, he was awarded 10,000 stock options at an exercise price of $33.21.

In 2008, in respect of long-term equity incentives, the Compensation Committee approved a policy target of 150% of base salary for the CEO using a grant of stock options. The Compensation Committee also approved a policy target of 75% of base salary for all other NEO’s using a combination of grant of stock options and RSU’s in a ratio of 75% and 25%, respectively.

Based on the above factors, the following grants to the Named Executive Officers were reviewed and approved by the Committee on February 26, 2008:

Name	Stock Options(1)	RSUs(1)
Jay W. Freeland	40,000	—
Keith S. Bair	6,600	900
John E. Townsley	7,400	5,000
James K. West	9,100	1,200

(1)	Stock options and RSU’s were issued as of March 12, 2008; stock options had an exercise price of $31.06, the closing price of the Company’s common stock on March 12, 2008.

Chief Executive Officer Compensation

Mr. Freeland’s salary was increased to $360,000 in 2007. Mr. Freeland earned a cash bonus of $200,000 for 2007, representing 100% of his target bonus award under the non-equity incentive plan and an additional $20,000 discretionary bonus. In March 2008, based upon his performance in 2007, Mr. Freeland’s salary was increased to $400,000 and was also granted an option to purchase 40,000 shares of common stock vesting over three-years.

As part of its determination for setting Mr. Freeland’s compensation, the Compensation Committee considers a variety of factors, including the Board’s evaluation of his performance for the year, the Company’s overall financial performance and outlook, individual accomplishments, and compensation data provided by our compensation consultants for CEOs at peer group companies. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria in evaluating Mr. Freeland’s compensation. In determining Mr. Freeland’s 2007 compensation, the Compensation Committee assessed the Company’s CEO’s primary objectives for 2007, including: the financial performance of the Company against predetermined objectives such as sales growth and gross margin targets, performance against non-financial objectives such as the settlement of the patent litigation, the resolution of the FCPA matter, significant levels of new product introductions, the successful completion of the Company’s $56.1 million registered direct offering of common stock, and the replacement of the Managing Director for the Asia Pacific region.

Severance and Change-of-Control Agreements

The Company does not generally enter into employment contracts with executives that provide for ongoing terms of employment. The Company does not currently have such employment contracts with any named executive officer. Notwithstanding the foregoing, the Company has entered into employment agreements with Messrs. Freeland and Bair that provide for severance and change of control benefits. The purpose of these employment agreements is to retain key executives during a time of an actual or threatened change in control and ensure that the executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests. The executives are, however, at will employees.

The Company entered into an Employment Agreements with Mr. Freeland, the Company’s President and Chief Executive Officer, on October 20, 2006, and Mr. Bair, the Company’s Chief Financial Officer, on December 5, 2006. Pursuant to these employment agreements, in the event that the executive’s employment with the company is terminated by the company without “cause” or by him for “good reason,” (a) the executive shall continue to receive salary payments for one year following such termination; (b) the executive shall receive a lump sum payment of all earned but unpaid compensation through the date of such termination; (c) all of the executive’s unvested stock options and unvested shares of restricted stock shall vest automatically in full as of the date of such termination; and (d) the Company shall provide insurance coverage for the executive for up to twelve months following such termination. These employment agreements also provides that, upon a change of control of the company, (1) all of the executive’s unvested stock options shall vest automatically in full as of the date of such event, and (2) Mr. Freeland shall receive a lump sum payment equal to 2.99 times his then current base annual salary and Mr. Bair shall receive one times his then current base annual salary. As defined in these employment agreements, “cause” means (a) an act of fraud or embezzlement against the Company or acceptance of a bribe or kickback, (b) the conviction or a plea of no contest of a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (c) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or disability), and (d) willful engagement in gross misconduct materially and demonstrably injurious to the Company, and “good reason” means (1) a material breach by the Company of its obligations under the employment agreement, which breach is not cured within ten days after written notice, (2) a reduction in the executive’s current base annual salary, (3) a material reduction in benefits (except consistent with a general reduction of such benefits to executives of the Company as a whole), (4) an ongoing material and substantial diminution in the executive’s duties not consistent with that of an executive with his position and duties, and (5) relocation of the executive’s principal office to a location more than 25 miles from the Company’s headquarters.

Ownership Guidelines

In February 2008, the Compensation Committee adopted stock ownership guidelines to directly align the interests of executive officers with the interests of the shareholders, Under these guidelines, the CEO is required to own stock having a value equal to five times his annual base salary and NEO’s are required to own stock having a value equal to two times their annual base salary. The minimum ownership requirements must be achieved within five years or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive pursuant to the Long Term Incentive Plan.

Executive Benefits and Perquisites

The Company limits the perquisites or other personal benefits provided to its named executive officers. The Company does not provide pension arrangements, post-retirement health coverage, or similar benefits for its executives. The Company continues to provide health coverage for Mr. Raab in his capacity as Chairman of the Board.

All employees, including NEO’s, who participated in the Company’s 401(k) plan were eligible to receive a 50% match on each dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the IRS of $15,500. The Company has entered into employment agreements with Messrs. Freeland and Bair that provide for change of control payments as described above in “Potential Payments Upon Termination or Change-in-Control.”

Corporate Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Company’s CEO and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. At this time, it is the intention of the Compensation Committee to continue to compensate all NEO’s based upon overall performance. The Committee reserves the right to approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For 2007, all compensation for the Company’s named executive officers was deductible by the Company for federal income tax purposes as none of these individuals earned in excess of $1,000,000 in 2007.

Compensation Committee Report

The Compensation Committee has the overall responsibility of evaluating the performance and determining the compensation of the Chief Executive Officer and approving the compensation structure for FARO Technologies’ other executive officers. In fulfilling its responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                                Compensation Committee:

                                Stephen Cole (Chair)

                                Hubert d’Amours

                                Andre Julien

                                Norman Schipper

                                John Caldwell

                                Marvin Sambur

Summary Compensation Table

The following table sets forth information concerning compensation paid to or earned by the Company’s named executive officers for the years ended December 31, 2007 and December 31, 2006. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2007, as well as the other executive officers included in the Summary Compensation Table below are referred to as the “named executive officers”.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Jay W. Freeland	2007	$357,116	$20,000	—	$139,778	$180,000	—	—	$696,894
President and Chief Executive Officer(6)	2006	$324,477	—	—	—	$160,485	—	—	$484,962

Keith S. Bair	2007	$200,000	—	$67,667	—	$76,000	—	—	$343,667
Senior Vice President and Chief Financial Officer(7)	2006	$102,019	—	—	—	$35,576	—	—	$137,595

John E. Townsley	2007	$158,654	—	—	$36,911	$59,000	—	$127,596	$382,161
Senior Vice President of Human Resources(8)	2006	—	—	—	—	—	—	—	—

James K. West	2007	$228,576	—	$41,182	$42,196	$83,160	—	—	$395,114
Chief Technology Officer	2006	$208,968	—	$32,241	—	$72,778	—	—	$313,987

(1)	Salaries are adjusted each year in February. The amounts in this column represent actual amounts earned in 2007 and will differ from the base salary amounts discussed in the Compensation Discussion and Analysis.

(2)	Amount represents a discretionary cash bonus awarded by the Compensation Committee as described in the Compensation Discussion and Analysis.

(3)	The amounts in this column represent the compensation cost for awards of restricted stock units recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standard No. 123(R),. The number of restricted stock units that will vest on the anniversary date equal one-third of the restricted stock units granted multiplied by the performance percentage of the annual cash bonus award typically determined in March of the following year. The dollar value recognized for restricted stock unit awards includes amounts from awards granted in 2005 and 2007. There were no grants of plan based awards made by the Company to any named executive officers during 2006. The assumptions used in the calculation of the dollar amount recognized for restricted stock awards are set forth in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2006, and 2005 filed with the Securities Exchange Commission.

(4)	The amounts in this column represent the compensation cost for awards of stock options recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standard No. 123(R) and include amounts from awards granted in 2007. There were no grants of plan based awards made by the Company to any named executive officers during 2006. Assumptions used in the calculation of this amount are set forth in the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2006, and 2005 filed with the Securities Exchange Commission.

(5)	The amounts shown in this column constitute the NEOs annual short-term non-equity incentive plan awards, which represent cash payments made in March 2008 for the Company’s NEO’s 2007 performance as described in the Compensation Discussion and Analysis.

(6)	Mr. Freeland transitioned from President and Co-Chief Executive Officer to President and Chief Executive Officer in December 2006.

(7)	Mr. Bair transitioned from Interim Chief Financial Officer to Senior Vice President and Chief Financial Officer in October 2006.

(8)	Mr. Townsley joined the Company on May 14, 2007. The “All Other Compensation” amount represents relocation expenses for Mr. Townsley pursuant to his offer letter totaling $116,617 and a $10,979 gross-up amount to cover tax obligations. These relocations costs were calculated based on actual expenses incurred.

Grants of Plan-Based Awards Fiscal Year 2007

The following table summarizes grants of plan-based awards made to each of the named executive officers during 2007:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay W. Freeland	3/5/2007		$180,000						40,000	$24.36	$503,200
Keith S. Bair	3/5/2007		$80,000			10,000				$24.36	$243,600
John E. Townsley(4)	5/14/2007		$65,000						10,000	$33.21	$166,100
James K. West	3/5/2007		$92,400						12,075	$24.36	$151,904

(1)	The Company’s Non-Equity Incentive Plan does not contain threshold or maximum amounts. The actual amount earned by each NEO is reported under the Non-Equity Plan Compensation column in the Summary Compensation Table. Additional information about the Company’s our Non-Equity Incentive Plan is included in the Compensation Discussion and Analysis.

(2)	These columns reflect the target payouts under our Long-Term Equity Incentive Plan for 2007. These awards are also described in the Outstanding Equity Awards at Fiscal Year-End Table on page 25. Additional information about the Company’s Long-Term Equity Incentive Plan is included in the Compensation Discussion and Analysis.

(3)	Grants in this column reflect stock options granted under the Company’s Long Term Incentive Plan which is described in the Compensation Discussion and Analysis.

(4)	Mr. Townsley joined the Company on May 14, 2007 and pursuant to his offer letter, was awarded 10,000 stock options which will vest over three years.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards						Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jay W. Freeland	40,000				$19.38	12/5/2015
	50,000				$24.50	11/14/2014
		40,000	(2)		$24.36	03/04/2017
Keith S. Bair									10,000	(4)	$271,800
John E.Townsley		10,000	(3)		$33.21	05/13/2017
James K. West	6,900				$27.40	02/09/2014
	3,963				$22.28	08/12/2015
		12,075	(2)		$24.36	03/04/2017
									2,113	(5)	$57,431

(1)	The amounts reflected as Market Value are based on the closing price of the Company’s stock of $27.18 on December 31, 2007 as reported on the NASDAQ Global Exchange.

(2)	These stock options vest in three equal installments beginning March 5, 2008.

(3)	These stock options vest in three equal installments beginning May 14, 2008.

(4)	These RSUs vest in three equal installments beginning March 5, 2008 and are subject to performance criteria as described in the Compensation Discussion and Analysis.

(5)	These RSUs vest on October 1, 2008 and represent the final one-third of the 2005 RSU Grant and are subject to performance criteria as described in the Compensation Discussion and Analysis on page 18.

Option Exercises and Stock Vested Fiscal Year 2007

This table shows stock options exercised and RSUs vested for the NEOs during the year ended December 31, 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay W. Freeland	—	—	—	—
Keith S. Bair	—	—	—	—
John E.Townsley	—	—	—	—
James K. West	29,825	$400,111	1,654	$31,459

Pension Benefits

The Company does not provide pension arrangements or post-retirement health coverage for its executives or employees. The Company maintains a 401(k) defined contribution retirement plan for its U.S. employees providing benefits for all employees meeting certain age and service requirements. Participating employees are eligible to receive a 50% match on each dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the IRS of $15,500.

Nonqualified Deferred Compensation for Fiscal Year 2007

The Company does not provide any nonqualified defined contribution or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into employment agreements with Messrs. Freeland and Bair that provide for severance and change of control benefits. The purpose of these employment agreements is to retain key executives during a time of an actual or threatened change in control and ensure that the executives are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests. These agreements are more fully described under the section of Compensation Discussion and Analysis. The Company does not enter into employment contracts with executives that provide for ongoing terms of employment and do not currently have any such employment contracts with any named executive officer. All executives are considered to be at-will employees.

The table below presents estimates of the amounts of compensation payable to each named executive officer upon a change in control or termination of the executive. The amounts shown assume that such change in control or termination was effective as of December 31, 2007. The actual amounts to be paid can only be determined at the time of a change in control or termination.

Benefit	Jay Freeland		Keith Bair
	Change in Control	Termination	Change in Control	Termination
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance(1)	$1,076,400	$360,000	$200,000	$200,000
Equity(2)
Restricted Stock	—	—	$271,800	$271,800
Unexercisable Options	$112,800	$112,800	—	—
Total	$1,189,200	$472,800	$471,800	$471,800
Benefits
Health	—	$4,260	—	$13,356
Total	$1,189,200	$477,060	$471,800	$485,156

(1)	For Mr. Freeland, the amounts reflects the product of 2.99 times his annual base pay for a change of control and one times his annual base pay for termination and for Mr. Bair, the amounts reflects the product of one times his annual base pay for a change of control and termination.

(2)	All equity awards granted to Messrs. Freeland and Bair become fully vested and exercisable in the event of a change in control or termination. The amounts assume a change in control or termination occurred on December 31, 2007 using a closing stock price of the Company’s common stock of $27.18.

DIRECTOR COMPENSATION

Fiscal Year 2007

The following table sets forth information regarding the compensation received by each of the Company’s non-employee directors during the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Stephen Cole	$85,625	$70,906	—				$156,531
Andre Julien	$44,375	$39,965	—				$84,340
Hubert d’Amours	$48,125	$70,906	—				$119,031
John E. Caldwell	$63,375	$70,906	—				$134,281
Norman Schipper, Q.C.	$44,125	$70,906	—				$115,031
Marvin R. Sambur, Ph.D.	$48,750	$90,440	—				$139,190
Simon Raab	$93,125	—	—				$93,125

(1)	Includes retainers and fees earned by each director for attendance at certain meetings during the year ended December 31, 2007.

(2)	Reflects the aggregate grant date fair value of restricted stock awarded to each director during the year ended December 31, 2007, computed in accordance with Financial Accounting Standards No. 123(R), “Share Based Payment”, which will vest over a three-year service period.

(3)	As of December 31, 2007, there were the following aggregate number of restricted stock awards that remained unvested:

Name	Restricted Stock Awards (#)
Stephen Cole	4,333
Andre Julian	3,373
Hubert d’Amours	4,333
John E. Caldwell	4,333
Norman Schipper, Q.C.	4,333
Marvin R. Sambur, Ph.D.	3,400
Simon Raab	0

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that non-employee Directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Similar to executive officers, effective 2008, the non-employee Directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee Director is required to own shares of the Company’s common stock with an aggregate value of $100,000.

Upon election to the Board, a non-employee director receives an initial equity grant of 3,400 restricted shares of common stock that vest ratably over three years, and then annually on the day following the annual meeting of shareholders, each non-employee director is granted 2,200 restricted shares of common stock that vest ratably over three years. Non-employee directors also receive an annual cash retainer of $20,000 and fees of $1,875 per board or committee meeting. Chairpersons of the Audit and Operational Audit Committees receive an additional annual retainer of $4,000 and Chairperson of the Compensation Committee receives an annual retainer of $2,500. The lead director receives an additional retainer of $35,000. The Chairman of the Board receives an additional retainer of $60,000. The cash fees earned by non-employee directors include fees earned for executive meetings and certain other matters, including the class action litigation filed against the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 regarding equity compensation plans under which the Company’s common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	785,864	$20.34	574,650
Equity compensation plans not approved by security holders	—	—	—

Total	785,864	$20.34	574,650

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The Company leased its headquarters in Lake Mary, Florida from Xenon Research, Inc., a company owned by Simon Raab, the Company’s Chairman, and Diana Raab, his spouse. On May 22, 2007, Xenon Research, Inc. sold the property and assigned the lease agreement to Emma Investments, LLC, an unrelated third party. Rent expense under this lease was $166,000, $398,000, and $398,000 in 2007, 2006 and 2005, respectively.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by the Audit Committee. The Company has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case by case basis. The Company’s policy is to require that all compensation-related matters for the Company’s executive officers be approved by the Compensation Committee. During the last fiscal year, no transactions with a related party have occurred that required a waiver of this policy nor have any transactions with a related party occurred in which the Company did not follow this policy.

INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton LLP, independent public accountants, audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2007 and December 31, 2006. Grant Thornton LLP has been selected by the Audit Committee to serve as the Company’s independent auditors for the current fiscal year. Representatives of Grant Thornton LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire.

Fees Paid to Grant Thornton LLP:

	2007	2006
Audit fees(1)	$1,373,683	$935,307
Audit related fees		—
Tax fees-preparation and compliance		—

All other fees(2)	69,963	23,500

Total fees	$1,443,646	$958,807

(1)	Audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, and audit of management’s assessment of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

(2)	Primarily fees in connection with the Company’s employee benefit plan audit and audit of royalty licenses.

The Audit Committee has concluded that provision of the audit and permitted non-audit services described above by Grant Thornton LLP is compatible with maintaining independence of Grant Thornton LLP.

Pursuant to the Audit Committee Charter, the Audit Committee pre-approved all of such services. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent auditors. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.

The Audit Committee has:

(1) reviewed and discussed the Company’s audited financial statements with management;

(2) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended;

(3) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee also considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met separately with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.

Hubert d’Amours, Audit Committee Member

Stephen Cole, Audit Committee Member

John Caldwell, Audit Committee Member (Chair)

DEADLINE FOR RECEIPT OF 2009 SHAREHOLDER PROPOSALS

If a shareholder wants to have a proposal formally considered at the 2009 Annual Meeting of Shareholders and included in the Company’s proxy statement for that meeting, the Company must receive the proposal in writing on or before December 22, , 2008 and the proposal must comply with SEC rules; provided, however, that if the date of the Company’s 2009 Annual Meeting of Shareholders is more than 30 days before or after May 13, 2009 (the anniversary date of the 2008 Annual Meeting of Shareholders), the deadline will be a reasonable time before the Company begins to print and send its proxy materials to shareholders.

In addition, if a shareholder wants to make a proposal for consideration at the 2009 Annual Meeting of Shareholders (whether or not seeking to have the proposal included in the Company’s proxy statement for that meeting), the shareholder must comply with the advance notice provisions and other requirements set forth in the Company’s Bylaws, including that the Company must receive the proposal not less than 60 days nor more than 90 days prior to the annual meeting of shareholders (assuming the meeting is held within 30 days before or after May 13, 2009, the anniversary date of the 2008 Annual Meeting of Shareholders).

If the Company does not receive a shareholder proposal by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2009 Annual Meeting of Shareholders.

OTHER MATTERS

If any other matters shall come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board does not know of any other matters which will be presented for action at the meeting.

By Order of the Board of Directors

April 16, 2008

PROXY

FARO TECHNOLOGIES, INC.

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for 2008 Annual Meeting of Shareholders to be held May 13, 2008

The undersigned hereby appoints Jay Freeland and Keith Bair, or either of them (with full power of substitution in each of them), as Proxies, and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of FARO Technologies, Inc. held of record by the undersigned on April 14, 2008, at the annual meeting of shareholders to be held on May 13, 2008, or any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Board’s nominees.

The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the meeting and acknowledges receipt of notice of the annual meeting and the proxy statement.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FARO TECHNOLOGIES, INC.

May 13, 2008

Please date, sign and mail your proxy card

in the envelope provided as soon as possible.

i    Please detach along perforated line and mail in the envelope provided.    i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The four (4) directors nominated for election are:			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
NOMINEES
☐	FOR ALL NOMINEES	O Jay W. Freeland O Stephen R. Cole O Marvin R. Sambur O John Donofrio

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this

method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.